News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

ROANOKE, Va, February 7, 2013 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fourth quarter and fiscal year ended December 29, 2012. Fourth quarter earnings per diluted share (EPS) were $0.88 which was a 2.2% decrease versus the fourth quarter last year. For fiscal 2012, EPS was $5.22 which was an increase of 2.2% over the same period last year.

Fourth Quarter Performance Summary

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Sales (in millions)	$1,329.2	$1,327.6	$6,205.0	$6,170.5

Comp Store Sales %	(1.9%)	2.9%	(0.8%)	2.2%

Gross Profit %	49.9%	49.0%	49.9%	49.7%

SG&A %	41.4%	40.6%	39.3%	39.0%

Operating Income %	8.5%	8.4%	10.6%	10.8%

Diluted EPS	$0.88	$0.90	$5.22	$5.11

Avg Diluted Shares (in thousands)	74,002	73,807	74,062	77,071

“We are pleased that our fourth quarter profitability results exceeded our expectations. Our comparable sales trends continued to improve sequentially, after adjusting for the holiday shift in our fourth quarter, as well as our operating profits,” said Darren R. Jackson, President and Chief Executive Officer.  “Overall fiscal 2012 was a challenging environment, which is reflected in our results. Yet we achieved many key milestones that position us for a strong future. Those achievements include the launch of our in-house commercial credit program, the opening of our new distribution center in Remington, Indiana, improvements in our commercial customer satisfaction, the market entry into the boroughs of New York and the acquisition of BWP which closed after our fiscal year ended. These milestones are significant steps which will allow us to more effectively compete in the larger and faster growing Commercial market.”

Fourth Quarter and Fiscal 2012 Highlights

Total sales for the fourth quarter increased 0.1% to $1.33 billion, as compared with total sales during the fourth quarter of fiscal 2011. The sales increase reflected a comparable store sales decrease of 1.9% versus a comparable store sales increase of 2.9% during the fourth quarter of fiscal 2011, partially offset by the net addition of 132 new stores over the past 12 months. For fiscal 2012, total sales increased 0.6% to $6.21 billion, compared with total sales of $6.17 billion during fiscal 2011.

The Company's gross profit rate was 49.9% of sales during the fourth quarter as compared to 49.0% during the fourth quarter last year. The 87 basis-point increase in gross profit rate was primarily due to improvements in shrink and supply chain efficiencies. The supply chain efficiencies, which were driven by an increase in the volume of inventory handled during the quarter, more than offset the increase in supply chain costs associated with the opening of the Company's new distribution center and increased new store openings. For fiscal 2012, the Company's gross profit rate was 49.9%, compared with 49.7% in fiscal 2011.

The Company's SG&A rate was 41.4% of sales during the fourth quarter as compared to 40.6% during the same period last year. The 79 basis-point increase was primarily due to expense deleverage as a result of the Company's 1.9% comp store sales decline, increased new store openings and costs associated with the Company's acquisition related activities during the quarter, partially offset by lower incentive compensation. For fiscal 2012, the Company's SG&A rate was 39.3% versus 39.0% during fiscal 2011.

The Company's operating income during the fourth quarter of $113.2 million increased 1.1% versus the fourth quarter of fiscal 2011. On a rate basis, operating income was 8.5% of total sales as compared to 8.4% during the fourth quarter of fiscal 2011. For fiscal 2012, the Company's operating income rate was 10.6% versus 10.8% during fiscal 2011.

Operating cash flow decreased 17.3% to $685.3 million from $828.8 million through the fourth quarter of fiscal 2011. Free cash flow was $412.3 million versus $507.2 million through the fourth quarter of fiscal 2011. Capital expenditures were $271.2 million as compared to $268.1 million through the fourth quarter of fiscal 2011.

“2012 was a challenging year for our company primarily driven by the ongoing softness in our colder weather markets and decreased consumer demand for auto parts. While we are disappointed we did not achieve our growth and profitability expectations for the year, we are encouraged by our improved sales performance trends versus the market,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Our decision to maintain our investment profile through the course of the year is driven by our confidence in the long-term industry fundamentals and provides us with a strong foundation to build upon as we head into fiscal 2013.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2012	December 31, 2011	FY 2012	FY 2011	FY 2010

Sales Growth %	0.1%	4.5%	0.6%	4.1%	9.5%

Sales per Store (2)	$1,664	$1,708	$1,664	$1,708	$1,697

Operating Income per Store (3)	$176	$184	$176	$184	$168

Return on Invested Capital (4)	19.4%	19.5%	19.4%	19.5%	17.5%

Gross Margin Return on Inventory (5)	9.3	6.6	9.3	6.6	5.1

Total Store Square Footage, end of period	27,806	26,663	27,806	26,663	25,950

Total Team Members, end of period	53,473	52,002	53,473	52,002	51,017

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the fourth quarter, the Company added 67 stores, including eight Autopart International stores. For fiscal 2012, the Company added 137 stores, including 21 Autopart International stores. As of December 29, 2012, the Company's total store count was 3,794 including 218 Autopart International stores. For the year, the Company closed five stores.

Fiscal 2013 Annual Financial Outlook

The Company has provided the following annual financial outlook and certain key assumptions for fiscal 2013.

Fiscal 2013 Annual Financial Outlook and Key Assumptions

New Stores	170 - 190 (155 - 165 Advance Auto Parts stores, 10 - 15 Autopart International stores); excludes 124 BWP stores acquired on December 31, 2012
Comparable Store Sales	Low-single digits
Operating EPS	$5.45 - $5.60; excludes BWP integration costs
Reported EPS	$5.30 - $5.45; includes BWP integration costs of $0.15 - $0.20
Capital Expenditures	$275 million - $300 million
Diluted Share Count	Approximately 74 million shares

In fiscal 2013, the Company anticipates a low-single digit increase in comparable store sales driven by continued strong Commercial sales growth. The Company expects a modest increase in gross profit rate. The Company expects its rate of growth in SG&A dollars per store to increase three to five percent.

As a result of the acquisition of BWP Distributors, Inc. (BWP), the Company estimates that BWP will add roughly $170 million to $180 million of revenue in fiscal 2013. The Company anticipates BWP will generate positive operating income when excluding the impact of one-time integration costs. Additionally, the Company anticipates free cash flow will be a minimum of $375 million, excluding the net acquisition price of BWP, which was approximately one times the anticipated additional revenue from BWP in fiscal 2013.

“Our 2013 annual operating EPS outlook will be in the range of $5.45 to $5.60 per share excluding one-time integration costs for BWP of approximately $0.15 to $.20 per share. On a reported basis, including the BWP one-time integration costs, our EPS outlook is expected to be $5.30 to $5.45,” said Mike Norona, Executive Vice President and Chief Financial Officer. "Consistent with our historical practice, our outlook does not reflect any anticipated share repurchase activity. However, we plan to continue our historical practice of opportunistically repurchasing shares in a disciplined manner, which could positively impact our 2013 annual EPS outlook."

Share Repurchase Program

As of December 29, 2012, the Company had approximately $492 million available on the Company's $500 million share repurchase program authorized by the Company's Board of Directors on May 14, 2012.

Dividend

On February 5, 2013, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 5, 2013 to stockholders of record as of March 22, 2013.

Investor Conference Call

The Company will host a conference call on Thursday, February 7, 2013 at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until February 7, 2014.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of December 29, 2012, the Company operated 3,794 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2013. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

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Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 29, 2012	December 31, 2011

Assets

Current assets:
Cash and cash equivalents	$598,111	$57,901
Receivables, net	229,866	140,007
Inventories, net	2,308,609	2,043,158
Other current assets	47,614	52,754
Total current assets	3,184,200	2,293,820

Property and equipment, net	1,291,759	1,223,099
Assets held for sale	788	615
Goodwill	76,389	76,389
Intangible assets, net	28,845	31,380
Other assets, net	31,833	30,451
	$4,613,814	$3,655,754

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$627	$848
Accounts payable	2,029,814	1,653,183
Accrued expenses	379,639	385,746
Other current liabilities	149,558	148,098
Total current liabilities	2,559,638	2,187,875

Long-term debt	604,461	415,136
Other long-term liabilities	239,021	204,829
Total stockholders' equity	1,210,694	847,914
	$4,613,814	$3,655,754

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
December 29, 2012 and December 31, 2011
(in thousands, except per share data)
(unaudited)

	December 29, 2012	December 31, 2011

Net sales	$1,329,201	$1,327,572
Cost of sales, including purchasing and warehousing costs	666,046	676,834
Gross profit	663,155	650,738
Selling, general and administrative expenses	549,959	538,820
Operating income	113,196	111,918
Other, net:
Interest expense	(7,992)	(5,073)
Other (expense) income, net	(159)	314
Total other, net	(8,151)	(4,759)
Income before provision for income taxes	105,045	107,159
Provision for income taxes	39,990	40,720
Net income	$65,055	$66,439

Basic earnings per share (a)	$0.89	$0.92
Diluted earnings per share (a)	$0.88	$0.90

Average common shares outstanding (a)	73,221	72,394
Average common shares outstanding - assuming dilution (a)	74,002	73,807

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At December 29, 2012 and December 31, 2011, we had 73,383 and 72,799 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fifty-Two Week Periods Ended
December 29, 2012 and December 31, 2011
(in thousands, except per share data)
(unaudited)

	December 29, 2012	December 31, 2011

Net sales	$6,205,003	$6,170,462
Cost of sales, including purchasing and warehousing costs	3,106,967	3,101,172
Gross profit	3,098,036	3,069,290
Selling, general and administrative expenses	2,440,721	2,404,648
Operating income	657,315	664,642
Other, net:
Interest expense	(33,841)	(30,949)
Other income (expense), net	600	(457)
Total other, net	(33,241)	(31,406)
Income before provision for income taxes	624,074	633,236
Provision for income taxes	236,404	238,554
Net income	$387,670	$394,682

Basic earnings per share (a)	$5.29	$5.21
Diluted earnings per share (a)	$5.22	$5.11

Average common shares outstanding (a)	73,091	75,620
Average common shares outstanding - assuming dilution (a)	74,062	77,071

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year. At December 29, 2012 and December 31, 2011, we had 73,383 and 72,799 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fifty-Two Week Periods Ended
December 29, 2012 and December 31, 2011
(in thousands)
(unaudited)

	December 29, 2012	December 31, 2011

Cash flows from operating activities:
Net income	$387,670	$394,682
Depreciation and amortization	189,544	175,949
Share-based compensation	15,236	19,553
Provision for deferred income taxes	26,893	53,037
Excess tax benefit from share-based compensation	(23,099)	(9,663)
Other non-cash adjustments to net income	4,281	6,326
(Increase) decrease in:
Receivables, net	(89,482)	(15,372)
Inventories, net	(260,298)	(179,288)
Other assets	8,213	23,073
Increase (decrease) in:
Accounts payable	376,631	360,678
Accrued expenses	40,936	(15,901)
Other liabilities	8,756	15,775
Net cash provided by operating activities	685,281	828,849

Cash flows from investing activities:
Purchases of property and equipment	(271,182)	(268,129)
Business acquisitions, net of cash acquired	(8,369)	(23,133)
Proceeds from sales of property and equipment	6,573	1,288
Net cash used in investing activities	(272,978)	(289,974)
Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(7,459)	6,625
Decrease in financed vendor accounts payable	—	(31,648)
Net (payments) borrowings on credit facilities	(115,000)	115,000
Issuance of senior unsecured notes	299,904	—
Payment of debt related costs	(2,942)	(3,656)
Dividends paid	(17,596)	(18,554)
Proceeds from the issuance of common stock, primarily exercise of stock options	8,495	21,056
Tax withholdings related to the exercise of stock appreciation rights	(26,677)	(6,582)
Excess tax benefit from share-based compensation	23,099	9,663
Repurchase of common stock	(27,095)	(631,149)
Contingent consideration related to previous business acquisitions	(10,911)	—
Other	4,089	(938)
Net cash provided by (used in) financing activities	127,907	(540,183)

Net increase (decrease) in cash and cash equivalents	540,210	(1,308)
Cash and cash equivalents, beginning of period	57,901	59,209
Cash and cash equivalents, end of period	$598,111	$57,901

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fifty-Two Week Periods Ended
December 29, 2012 and December 31, 2011
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	December 29, 2012	December 31, 2011

Cash flows from operating activities	$685,281	$828,849
Cash flows used in investing activities	(272,978)	(289,974)
	412,303	538,875

Decrease in financed vendor accounts payable	—	(31,648)

Free cash flow	$412,303	$507,227

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	December 29, 2012	December 31, 2011

Net income	$387,671	$394,682
Add:
After-tax interest expense and other, net	20,649	19,575
After-tax rent expense	198,960	194,755
After-Tax Operating Earnings	607,280	609,012

Average assets (less cash)	3,806,779	3,446,432
Less: Average liabilities (excluding total debt)	(2,594,945)	(2,202,439)
Add: Capitalized lease obligation (rent expense * 6) (a)	1,921,722	1,874,814
Total Invested Capital	3,133,556	3,118,807

ROIC	19.4%	19.5%

Rent expense	$320,287	$312,469
Interest expense and other, net	$33,241	$31,406

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

NOTE: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.